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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this 1st day of August, 2000 by and among JOHN M. LARSON ("Larson"), CAREER EDUCATION CORPORATION, a Delaware corporation (the "Company") and CEC EMPLOYEE GROUP, LLC ("Employee Group").

                                    RECITALS

         WHEREAS, Larson has experience and expertise in the acquisition and management of private post-secondary vocational schools, and has served as the Company's President and Chief Executive Officer since its founding and as its Chairman of the Board since January, 2000;

         WHEREAS, Larson is an employee of Employee Group;

         WHEREAS, the Company is engaged primarily in the ownership, management, operation and acquisition of post-secondary vocational schools (collectively, the "Schools"); and

         WHEREAS, Larson has agreed to continue to act as Chairman of the Board, President and Chief Executive Officer of the Company and as an employee of Employee Group and not to engage in certain activities competitive with the Company or its subsidiaries or to disclose certain confidential or proprietary information, on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

         1. Employment. The Company hereby employs Larson, and Larson hereby accepts employment with the Company, as Chairman of the Board, President and Chief Executive Officer, with authority over the day to day operations of the Company and its operating subsidiaries, and employment with Employee Group. Larson shall be the highest ranking executive of the Company and Employee Group and shall be subject to the direction and control of the Board of Directors of the Company (the "Board"). Larson shall devote all of his business time and services to the business and affairs of the Company and Employee Group. Larson shall also perform such other executive-level duties consistent with his position as Chairman of the Board, President and Chief Executive Officer as may be assigned to him from time to time by the Board, including, without limitation, serving as a member of any Board Committee if the Board shall elect Larson to such positions, and serving as an officer and/or director of the Company's operating subsidiaries. To the extent that such activities do not inhibit Larson from performing his duties to the Company and Employee Group, nothing in this Agreement shall preclude Larson from (i) service as a director of any other entity, (ii) service to any civic, religious, charitable or similar type organization, (iii) public speaking engagements, and (iv) management of personal and family investments. The duties and services to be performed by Larson hereunder shall be substantially rendered at the Company's principal offices as determined by the Board, except for reasonable travel on the Company's and Employee Group's business incident to the performance of Larson's duties.
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         2. Compensation. As compensation for Larson's services provided hereunder, the Company agrees to provide the following compensation:

         2.1. Base Salary. During the term of this Agreement, the Company agrees to pay to Larson a base salary at the rate of $450,000 per annum commencing on the date hereof ("Base Salary"). The Base Salary shall be subject to annual review by the Board and may be increased by the Board in their sole and absolute discretion but may not be decreased. Such salary shall be payable to Larson in such equal periodic payments as the Company generally pays its employees, but in no event less frequently than monthly. In addition to the foregoing, the Company agrees that Larson's base salary under the terms and conditions of his prior employment arrangements with the Company shall be deemed increased to $450,000 per annum effective June 1, 2000, and the Company shall promptly pay to Larson all past due amounts resulting from such increase.

         2.2. Cash Bonus. Larson shall be eligible for an annual achievement based cash bonus based upon annual quantitative and qualitative performance targets as established by the Board ("Cash Bonus"); provided, that there will be no guaranteed minimum Cash Bonus, and that the bonus plan will permit Larson to earn a Cash Bonus based on an increasing scale of targets with a maximum bonus of up to seventy-five percent (75%) of the Base Salary. In addition, Larson shall be eligible for an additional cash bonus consistent with the overachievement bonus in effect on the date hereof (the "Overachievement Bonus"). Bonuses shall be payable, if at all, after the date of the delivery of the audited financial statements for the applicable fiscal year. The Board shall establish a bonus plan for the each fiscal year of the Company.

         2.3. Fringe Benefits. The Company shall, during the term of Larson's employment under this Agreement: (i) provide Larson with health and hospitalization, dental and disability insurance under the Company's or its subsidiaries group policy on terms comparable to those provided to other executive officers of the Company ("Insurance"); (ii) provide Larson with such pension, profit sharing, paid vacations, non-contributory term life insurance and other fringe benefits as the Company provides to its executive officers in accordance with the usual and ordinary practices of the Company (provided, that notwithstanding and in lieu of Company policy with respect to provision of life insurance to executive officers, during the term of this Agreement the Company shall provide Larson, at the Company's expense, and Larson shall designate the beneficiaries of, a $5,000,000 term life insurance policy and such policy shall be deemed included in Insurance for the purposes of Section 2.4 below); (iii) pay, upon submission of appropriate vouchers and supporting documentation, all ordinary and necessary expenses of Larson incurred in the performance of his duties, including, without limitation, travel, lodging and entertainment expenses; and (iv) provide such other benefits, including but not limited to equity incentive plans, policies and programs, as are generally made available to executive officers of the Company.

         2.4. Severance Benefits.

                  (a) Death. If Larson's employment under this Agreement is terminated by reason of his death, the Company shall pay or cause to be paid, within thirty (30) days of the Date of

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Termination, to such person or persons as Larson shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of Larson's Accrued Obligations (as defined below). Any amounts payable under this Section 2.4(a) shall be exclusive of and in addition to any payments or benefits which Larson's widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company ("Benefit Plan"). For purposes of this Agreement, Larson's "Accrued Obligations" means, as of the Date of Termination, any accrued but unpaid Base Salary, accrued Cash Bonus and Overachievement Bonus (including (1) any accrued but unpaid Cash Bonus and Overachievement Bonus (if any) with respect to the fiscal year prior to the year in which the Date of Termination occurs, and (2) the amount of Larson's Accrued Current Year Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365 (the "Pro Rata Bonus")). The "Accrued Current Year Bonus" shall be that amount of Cash Bonus and Overachievement Bonus that was earned by Larson from the beginning of the fiscal year through the date of the most recently completed fiscal quarter.

                  (b) Disability. If Larson's employment under this Agreement is terminated by reason of his Disability (as defined in Section 3.6), the Company shall pay or cause to be paid, within thirty (30) days of the Date of Termination, to Larson the amount of Larson's Accrued Obligations. Any amounts payable under this Section 2.4(b) shall be exclusive of and in addition to any payments or benefits which Larson may be entitled to receive pursuant to any Benefit Plan, including but not limited to any long-term or short-term disability plan or program.

                  (c) By the Company for Cause or Larson Without Good Reason. If Larson's employment is terminated by the Company for Cause, or if Larson terminates his employment other than for Good Reason, the Company shall pay or cause to be paid to Larson the amount of any accrued but unpaid Base Salary within thirty (30) days of the Date of Termination and the Company thereafter shall have no further obligation to Larson under this Agreement, other than for payment of any amounts or benefits accrued and vested under any Benefit Plan.

                  (d) By Larson for Good Reason, the Company other than for Cause, or upon non-extension of Agreement.

                           (i) Termination Prior to a Change in Control.

                                    (A) Severance Benefits. Subject to the
provisions of Section 2.4(e), if, prior to (and not in anticipation of) or more than one year after a Change in Control (as defined in Section 3.3), the Company terminates Larson's employment without Cause, or Larson terminates his employment for Good Reason, or this Agreement is not extended beyond December 31, 2003, then the Company shall pay, cause to be paid or provide to Larson the following benefits (the "Severance Benefits"):

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                                             (1) the amount of his Accrued
Obligations, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination and any payments or benefits which Larson may be entitled to receive pursuant to any Benefit Plan;

                                             (2) a cash amount equal to
twenty-four (24) times the sum of (i) one-twelfth (1/12) of Larson's Base Salary at the highest rate in effect at any time during the twelve (12)-month period prior to the Date of Termination, (ii) one-twelfth (1/12) of Larson's Average Bonus, and (iii) one-twelfth (1/12) of an amount equal to the amount the Company contributed on Larson's behalf for the prior fiscal year ending before the Date of Termination under any qualified or unqualified (under Section 401(a) of the Internal Revenue Code of 1986, as amended) defined contribution plans maintained by the Company as of the Date of Termination, that total amount being payable in each of the twenty-four (24) months following the month in which the Date of Termination occurs; and

                                             (3) all welfare benefits, including
(to the extent applicable) medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which Larson and/or Larson's family is eligible to receive benefits and/or coverage, shall be continued for the twenty-four (24) month period following the Date of Termination, with such benefits provided to Larson at no less than the same coverage level as in effect as of the Date of Termination and Larson shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination; provided, however, that, notwithstanding the foregoing, the benefits described in this Section may be discontinued prior to the end of the period provided in this Subsection (3) to the extent, but only to the extent, that Larson receives substantially similar benefits from a subsequent employer. For purposes of this Section 2.4, "Average Bonus" shall mean an amount equal to Larson's average annual Cash Bonus and Overachievement Bonus paid pursuant to
Section 2.2 (including without limitation years prior to the date hereof during which Larson was employed by the Company) with respect to the most recent two
(2) fiscal years or, if greater, the most recently completed fiscal year.

                           (ii) Termination in Anticipation of or After a Change
in Control.

                                    (A) Change in Control Severance Benefits.
Subject to the provisions of Section 2.4(e), if, in anticipation of (as defined below) or within a one year period following the occurrence of a Change in Control, the Company terminates Larson's employment without Cause, or Larson terminates his employment for Good Reason, then the Company shall pay, cause to be paid or provide to Larson the following benefits (the "Change in Control Severance Benefits"):

                                             (1) the sum of his Accrued
Obligations, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination and any payments or benefits which Larson may be entitled to receive pursuant to any Benefit Plan;

                                             (2) a cash amount equal to
thirty-six (36) times the sum of (i) one-twelfth (1/12) of Larson's Base Salary at the highest rate in effect at any time during the twelve

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(12)-month period prior to the Date of Termination, (ii) one-twelfth (1/12) of
Larson's Average Bonus and (iii) one-twelfth (1/12) of an amount equal to the amount the Company contributed on Larson's behalf for the prior fiscal year ending before the Date of Termination under any qualified or unqualified (under
Section 401(a) of the Internal Revenue Code of 1986, as amended) defined contribution plans maintained by the Company as of the Date of Termination, that total amount being payable in each of the thirty-six (36) months following the month in which the Date of Termination occurs; and

                                             (3) all welfare benefits, including
(to the extent applicable) medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which Larson and/or Larson's family is eligible to receive benefits and/or coverage, shall be continued for the thirty-six (36) month period following the Date of Termination, with such benefits provided to Larson at no less than the same coverage level as in effect as of the Date of Termination and Larson shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination; provided, however, that, notwithstanding the foregoing, the benefits described in this Section may be discontinued prior to the end of the period provided in this Subsection (3) to the extent, but only to the extent, that Larson receives substantially similar benefits from a subsequent employer.

                           (iii) Definition of In Anticipation Of. For purposes
of this Section 2.4(d), the termination of Larson's employment shall be deemed to have been "in anticipation of" a Change in Control if such termination (A) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with a Change in Control.

                   (e) Conditions to Receipt of Severance Benefits under Section 2.4(d). As a condition to receiving any Severance Benefits (other than any Accrued Obligations) to which Larson may otherwise be entitled under Section 2.4(d) only, the Company and/or Employee Group may reasonably request Larson to execute a release (the "Release"), in a form and substance reasonably satisfactory to the Company and/or Employee Group and consented to by Larson whose consent shall not be unreasonably withheld of any claims, whether arising under Federal, state or local statute, common law or otherwise, against Employee Group, the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement, any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company or any payment, provision of benefit or other claim under any Benefit Plan. If Larson unreasonably fails or otherwise refuses to execute a Release within 60 days or other reasonable time after the Company's request to do so, Larson will not be entitled to any Severance Benefits or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of the Severance Benefits; provided, however, that notwithstanding anything in this Section 2.4(e) to the contrary, Larson shall not be required, nor shall he forfeit entitlement to Severance Benefits nor will the Company be relieved of its obligation with respect to

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

the Severance Benefits, to execute a release unless the Company and Employee Group concurrently execute a mutual release of Larson ("Mutual Release"), in a form and substance reasonably satisfactory to Larson and consented to by the Company and Employee Group whose consent shall not be unreasonably withheld, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against Larson which arise or may have arisen on or before the date of the Mutual Release, other than any claims under this Agreement or any payment, provision of benefit or other claim under any Benefit Plan. In addition, if, following a termination of employment that gives Larson a right to the payment of Severance Benefits under Section 2.4(d), Larson engages in any activities that violate any of the covenants in Sections 4 and 5, Larson shall have no further right or claim to any Severance Benefits (other than any Accrued Obligations) to which Larson may otherwise be entitled under Section 2.4(d) from and after the date on which Larson engages in such activities and the Company shall have no further obligations with respect to the payment of the Severance Benefits.

         3. Term; Termination.

         3.1. Term. Unless this Agreement is terminated earlier pursuant to the provisions of this Section 3, the Company, its successors and assigns, shall employ Larson, and Larson shall remain employed by the Company, for a period ending on December 31, 2003 (the "Term"). Notwithstanding the foregoing, the Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term) first on January 1, 2002 (extending the Term to December 31, 2004) and on each succeeding January 1st thereafter, unless either party shall have served written notice upon the other party prior to one year preceding the date upon which such extension would become effective electing not to extend the Term further, in which case employment shall terminate at the end of the Term as extended, subject to earlier termination in accordance with this Section 3. "Date of Termination" shall mean the earlier of (a) the end of the Term and (b) if Larson's employment is terminated (i) by his death, the date of his death, or (ii) pursuant to the provisions of Sections 3.2, 3.3, 3.4, 3.5 or 3.6, as the case may be, the date on which Larson's employment with the Company actually terminates.

         3.2. Termination by the Company for Cause. The Company may terminate Larson's employment under this Agreement at any time for Cause (as hereinafter defined). The termination shall be evidenced by written notice thereof to Larson, which shall specify the cause for termination. For purposes of this
Section 3.2, the term "Cause" shall be limited to the following: (i) commission of any material act of fraud by Larson with respect to which there is an admission of guilt or a conviction or final, unappealable civil judgment; (ii) misappropriation of funds or embezzlement by Larson with respect to which there is an admission of guilt or a conviction; (iii) Larson's conviction on any felony criminal charges (excluding vehicular crimes unless a prison term of thirty (30) days or more is actually imposed); (iv) willful misconduct or malfeasance in the performance of Larson's duties in any material respect; (v) any willful misrepresentation or willful series of misrepresentations made by Larson to the Company or the Board in connection with the performance of his duties hereunder which individually or in the aggregate are material; (vi) any material breach by Larson of any of the provisions of Sections 4 or 5 of this Agreement; or (vii) any other material breach by Larson of this Agreement (including, without limitation, any willful failure to adhere to

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good faith, lawful instructions given by the Board) which is not cured by Larson within thirty (30) days after his receipt of written notice thereof; provided, that if such failure is curable but is incapable of cure within thirty (30) days after such written notice, Larson shall have ninety (90) days after such notice to cure the failure, so long as Larson commences action to cure such failure within such thirty (30) day period and thereafter diligently and continuously takes action to cure such failure during the remainder of such ninety (90) days. Larson shall not be deemed to have been terminated for Cause unless and until the occurrence of the following two events:

                  (i) Larson is given a notice from the Board that identifies the grounds for the proposed termination of Larson's employment and notifies Larson that he, along with his legal counsel, shall have an opportunity to address the Board with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether Larson engaged in conduct described in this Section 3.2; and

                  (ii) Larson is given a copy of resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Larson) at a meeting of the Board called and held (either according to 3.2(i) or after such meeting) for the purpose of finding that, in the opinion of a majority of the Board, Larson was guilty of conduct set forth in Section 3.2, which specify the grounds and evidence for termination and indicate that the grounds for termination have not been cured within the time limits, if applicable, specified in the notice referred to in this Section 3.2.

         3.3. Termination by Larson for Good Reason. Larson may terminate his employment for Good Reason (as hereinafter defined) at any time, by written notice to the Company. As used herein, the term "Good Reason" shall mean any of the following: (a) any material breach by the Company or Employee Group of the terms of this Agreement, including the failure to pay salary or bonus when due
(b) any material change by the Company or Employee Group in Larson's duties or responsibilities inconsistent with the terms hereof or the assignment to Larson by the Company or Employee Group of duties or responsibilities inconsistent with Larson's position as Chairman, President and Chief Executive Officer of the Company, (c) a relocation of the principal offices of the Company which requires Larson to relocate his current residence to an area more than seventy-five (75) miles from Hoffman Estates, Illinois, or (d) a Change in Control; provided, that Larson's termination right following a Change in Control event may only be exercised during a period commencing thirty (30) days following such Change in Control event and terminating 365 days following such Change in Control event. For purposes of this Agreement, "Change in Control" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the

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

         Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition by an individual, entity or group who immediately prior to such acquisition beneficially owned twenty-five percent (25%) or more of the Outstanding Common Stock or twenty-five percent (25%) or more of the Outstanding Company Voting Securities, as the case may be, (B) any acquisition by (1) Baron Capital Group, Inc. or any of its Affiliates, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A),
         (B) and (C) of subsection (iii) of this Section 3.3;

                  (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A under the Exchange Act, including any successor to such Rule) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board;

                  (iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, or similar corporate transaction (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no individual, entity or group (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business

         Combination, or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                  (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                  (v) Any good faith, reasonable determination by Larson that any of the events specified in Section 3.3 (a) through (d) has occurred and constitutes Good Reason after a Change in Control shall be conclusive and binding for all purposes, unless the Company establishes that Larson did not have any reasonable basis for such determination.

         3.4. Termination by the Company Without Cause. Immediately upon delivery of written notice to Larson, the Company shall be entitled to terminate Larson's employment without Cause, as defined in Section 3.2 hereof, in which event Larson shall be entitled to severance benefits under Section 2.4 hereof.

         3.5. Termination by Larson Without Good Reason. Upon sixty (60) days prior written notice to the Company, Larson shall be entitled to terminate his employment without Good Reason, as defined in Section 3.3 hereof.

         3.6. Death or Disability. The employment of Larson may be terminated by the Company upon Larson's death or Disability (as defined herein). For purposes hereof, "Disability" shall mean the substantial inability of Larson, by reason of physical or mental illness or accident, to perform his regular responsibilities hereunder indefinitely or for a period of one hundred eighty
(180) days. The determination that a Disability exists shall be made by a physician, such physician reasonably selected by the Board and consented to by Larson, whose consent shall not be unreasonably withheld, whose determination shall be binding on the parties hereto.

         3.7. Certain Additional Payments by the Company; Excise Tax Gross-up.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit, payment or distribution by the Company to or for the benefit of Larson, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the "Excise Tax"), then Larson shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by Larson of all applicable taxes (including any federal, state or local income, employment or other taxes, and any interest or penalties imposed with respect to such taxes, but excluding any foreign income taxes ("Taxes")), Larson retains an amount equal to the amount he would have retained had no Excise Tax been imposed upon the Payment. Notwithstanding the foregoing, if at the Company's request, Larson resides outside of the United States on the Date of Termination and Larson is subject to foreign income taxes, the definition of "Taxes" for purposes of this Section 3.7 shall be deemed to include foreign income taxes.

                  (b) Subject to the provisions of Section 3.7(c), all determinations required to be made under this Section 3.7, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Larson within fifteen (15) business days of the date of termination of Larson's employment by the Company (the "Date of Termination"), if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 3.7, shall be paid to Larson within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Larson, it shall furnish Larson with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Larson. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made under this Section 3.7(b). In the event that the Company exhausts its remedies pursuant to Section 3.7(c) and Larson thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Larson.

                  (c) Larson shall notify the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment under the terms of this Section 3.7. This notice shall be given as soon as practicable but no later than fifteen business days after the later of either (i) the date Larson has actual knowledge of the claim, or (ii) ten (10) days after the Internal Revenue Service issues to Larson either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect to the Excise Tax, and such notice shall apprize the Company of the nature of the claim and the date on which the claim is requested to be paid. Larson shall not pay the claim prior to the expiration of the thirty
(30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies Larson prior to the expiration of the above period that it desires to contest the claim, Larson shall: (A) give the Company any information reasonably requested by the Company relating to the claim, (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to the claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest the claim, (D) permit the Company to participate in any proceedings relating to the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including but not limited to all additional interest and penalties and legal fees, costs and expenses) incurred in connection with such contest and shall indemnify and hold Larson harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 3.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct Larson to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any legally permissible manner, and Larson agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Larson to pay the claim and sue for a refund, the Company shall bear and pay directly all costs and expenses (including but not limited to legal fees, costs and expenses) and advance the amount of the required payment to Larson, on an interest-free basis and shall indemnify and hold Larson harmless, on an after-tax basis, from any Excise Tax or Taxes, including interest or penalties with respect thereto, imposed with respect to any advance or with respect to any imputed income in relation to any advance; and further provided that any extension of the statute of limitations requested or acceded to by Larson at the Company's request and relating to payment of taxes for the taxable year of Larson with respect to which the contested amount is claimed to be due is limited solely to the contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under the Agreement and Larson shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Larson of an amount advanced by the Company pursuant to Section 3.7(c), Larson becomes entitled to receive any refund with respect to the claim, Larson shall (subject to the Company's complying with the requirements of Section 3.7(c)) promptly pay to the Company the amount of that refund (together with any interest paid or credited thereon after taxes applicable thereto) equal to the amount advanced under Section 3.7(c). If, after the receipt by Larson of an amount advanced by the Company pursuant to Section 3.7(c), a determination is made that Larson shall not be entitled to any refund with respect to the claim and the Company does not notify Larson of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross- Up Payment required to be paid.

                  (e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by the state, municipality, or subdivision with respect to receipt of the Payment, the foregoing provisions of this Section 3.7 shall apply, mutatis mutandis, with respect to such special tax.

         3.8. Severance Benefits Includable for Employee Benefits Purposes. Subject to all applicable federal and state laws and regulations, income recognized by Larson pursuant to the provisions of this Section 3 (other than income accrued but unpaid as of the Date of Termination) shall be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other Benefit Plans applicable to Larson that are maintained by the Company or any of its direct or indirect subsidiaries only to the extent so explicitly provided in such plan, policy or program as in effect from time to time, and the Company shall be under no obligation to continue to offer or provide such benefits to Larson after the Date of Termination other than as provided under this Section 3, to the extent so explicitly provided in such plan, policy or program, or to the extent to which any benefit under a pertinent plan, policy or program has accrued as of the Date of Termination.

         3.9. Exclusive Benefits. The Severance Benefits payable under Section 2.4(d)(i) and the Change in Control Severance Benefits payable under Section 2.4(d)(ii), if either benefits become applicable under the terms of this Agreement, shall be mutually exclusive and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. Notwithstanding anything in the prior sentence to the contrary, Larson shall be entitled to benefits and incentives under all Benefit Plans and equity incentive plans, policies and programs, according to the terms of such Benefit Plans and equity incentive plans, policies and programs as in effect from time to time, including any acceleration of vesting provisions in the Company's option plans.

         4. Inventions and Creations. Larson agrees that all inventions, discoveries, improvements, ideas and other contributions (herein called collectively "Inventions") whether or not copyrighted or copyrightable, patented or patentable, or otherwise protectable in law, which are conceived, made, developed or acquired by Larson, either individually or jointly, during his employment with the Company or any of its subsidiaries, and which relate in any manner to the business of the Company or any of its subsidiaries, shall belong to the Company and Larson does hereby assign and transfer to the Company his entire right, title and interest in the Inventions. Larson agrees to promptly and fully disclose the Inventions to the Company, in writing if requested by the Company, and to execute and deliver any and all lawful application, assignment and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company shall have the full and sole power to prosecute such applications and to take all other action concerning the Inventions, and Larson will cooperate fully within a lawful manner, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions. The provisions of this Section 4 shall survive the termination of this Agreement.

         5. Non-Competition; Non-Solicitation; Confidential Information.

         5.1. Non-Competition Agreement. Larson agrees that during the Non-Competition Period (as defined below), he shall not own or engage in, either directly or indirectly, as an officer, manager, employee, independent contractor, consultant, director, partner, sole proprietor or stockholder, any business operating any post-secondary, private trade or vocational schools, that offers classes, courses or instruction in or is otherwise engaged in any curriculum or field of study offered by any of the Schools or any other curriculum or field of study which the Company has expressed an interest in offering, during Larson's employment by the Company or Employee Group, whether through the Schools or through a potential acquisition (the "Competitive Activities"). Larson hereby acknowledges that the Company intends to promote the Schools on an international basis and that the geographical scope of this Agreement is intended to encompass all Competitive Activities engaged in anywhere in the United States, its possessions and territories and any other country where the Company and its subsidiaries are promoting the Schools at the time of Larson's termination of employment or resignation or removal of Larson as a director, as applicable. Nothing herein shall prevent Larson from owning less than 2% of the capital stock of a company whose stock is publicly traded and which is engaged in Competitive Activities. For purposes hereof, "Non-Competition period" shall mean the period commencing on the date hereof and ending two (2) years after the later of the termination of Larson's employment hereunder (including the expiration of the term of this Agreement) or Larson's submission of his resignation, or removal of Larson as a director of the Company and the Company's payment and provision of the Severance Benefit pursuant to Section 2.4(d)(i); provided, (a) that if Larson's employment is terminated and the Company pays and provides the Change in Control Severance Benefits pursuant to Section 2.4(d)(ii) the Non-Competition Period shall expire three (3) years after the termination of his employment.

         5.2. Non-Solicitation Agreement. During the term of this Agreement and for three (3) years thereafter, Larson shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then current employee of Employee Group or the Company or its Affiliates (as defined below) to leave Employee Group or the Company or its Affiliates in order to accept employment with or render services for Larson or such Person or (b) any student, customer, client, vendor, lender, supplier or sales representative of the Company or its Affiliates or similar persons engaged in business with the Company or its Affiliates to discontinue the relationship or reduce the amount of business done with the Company or its Affiliates. "Person" means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body. "Affiliate" means with respect to any Person, any individual related by blood or marriage to such Person or any Person controlling, controlled by or under common control with such Person.

         5.3. Confidential Information. Larson acknowledges and agrees that he is in possession of and will be exposed to during the course of, and incident to, his employment by and affiliations with the Company, Confidential Information (as defined herein) relating to the Company, its Affiliates and each School. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, finances, financial statements, curricula, properties and operations of the Company, its Affiliates and each School, including, without limitation, all student and prospective student and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company, its Affiliates and each School (including, without limitation, personnel files and student records). During the Non-Competition Period and at all times thereafter, Larson will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee, director or stockholder of the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Larson shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any action by Larson, becomes generally available to the public. Upon termination of any employment or consulting relationship between the Company and Larson (including any Affiliate of Larson), Larson shall promptly return to the Company all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of Larson.

         5.4. Scope of Restriction. The parties have attempted to limit the scope of the covenants set forth in Section 5 to the extent necessary to provide the Company with the benefit of its purchase of each School. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

         5.5. Remedies. The parties hereto recognize that the Company will suffer irreparable injury in the event of a breach of the terms of Section 5 by Larson. In the event of a breach of the terms of Section 5, the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of Section 5 by Larson or any Persons acting for or in concert with him. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

         5.6. Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

         5.7. Survival of Section 5. The provisions of Section 5 shall survive the termination of Larson's employment and the termination of this Agreement.

         6. General Provisions.

         6.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service(charges prepaid), sent by facsimile or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Larson at the addresses indicated below:

         If to the Company
           or Employee Group:              Career Education Corporation
                                           2895 Greenspoint Parkway
                                           Suite 600
                                           Hoffman Estates, Illinois 60195
                                           Attention: Chief Financial Officer
                                           Facsimile: (847) 781-3600.

         With copies to:                   Katten Muchin Zavis
                                           525 West Monroe Street
                                           Suite 1600
                                           Chicago, Illinois 60661
                                           Attention: Lawrence D. Levin, Esq.
                                           Facsimile: (312) 902-1061

         If to Larson:                     John M. Larson
                                           36 Lakeside Drive South
                                           Barrington, Illinois 60010

         With copies to:                   Sonnenschein Nath & Rosenthal
                                           Suite 8000 Sears Tower
                                           233 South Wacker Drive
                                           Chicago, Illinois 60606
                                           Attention: Linda Chaplik Harris and
                                                      Michelle Anne Potts
                                           Facsimile: (312) 876-7934

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         6.2. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the other agreements executed in connection here embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         6.3. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of either party hereto shall bind such party and its heirs, legal representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns.

         6.4. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the provisions thereof regarding conflict of laws.

         6.5. Consent to Jurisdiction and Service of Process. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT SUBJECT TO COMPANY'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND HIMSELF, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. LARSON DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREINAFTER BE SELECTED BY THE COMPANY WHO IRREVOCABLY AGREE IN WRITING TO SO SERVE AS AGENT TO RECEIVE ON LARSON'S BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY LARSON TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO EACH PARTY AS PROVIDED HEREIN. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT OR HIM BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COMPANY TO BRING PROCEEDINGS AGAINST LARSON IN ANY OTHER COURT HAVING JURISDICTION OVER LARSON.

         6.6. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR

THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         6.7. Representations of Larson. Larson hereby represents and warrants to the Company that his execution, delivery and performance of this agreement will not violate or result in any breach of any agreement, contract, understanding or written policy to which Larson is subject as a result of any prior employment, any investment or otherwise. Larson is not subject to any agreement, contract or understanding which in any way restricts or limits his ability to accept employment with the Company or perform services with respect to Schools of any type.

         6.8. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         6.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         6.10. Amendments and Waivers. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties hereto. The Company's failure at any time to enforce any of the provisions of this Agreement shall in no way be construed asa waiver of such provisions and will not affect the right of the Company to enforce each and every provision hereof in accordance with its terms.

         6.11. Non-Assignment. This Agreement shall not be assigned by Larson without the prior written consent of the Company.

         6.12. No Obligation to Mitigate. Larson shall not be required to seek other employment or otherwise to mitigate damages upon any termination of employment and the Severance Benefits and Change in Control Severance Benefits, except to the extent provided herein, shall not be reduced on account of such subsequent employment.

         6.13. Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Larson in seeking to enforce rights pursuant to this Agreement shall be reimbursed to Larson on behalf of Company, but only to the extent that Larson is successful in asserting such rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Larson in connection with negotiating and drafting this Agreement shall be reimbursed to Larson on behalf of the Company.

         6.14. Interest. If the Company does not pay any amount due to Larson under this Agreement within ten (10) business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to the highest rate of interest charged by the Company's principal lender on its revolving credit agreements or, in the absence of such lender, 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

         6.15. Joint and Several Liability. The obligations of the Company and Employee Group to Larson under this Agreement shall be joint and several.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                          CAREER EDUCATION CORPORATION

                                          By:/s/ Patrick K. Pesch
                                             -----------------------------------
                                                 Patrick K. Pesch
                                                 Senior Vice-President and
                                                 Chief Financial Officer

                                          CEC EMPLOYEE GROUP, LLC

                                          By:/s/ Patrick K. Pesch
                                             -----------------------------------
                                                 Patrick K. Pesch
                                                 Authorized Signatory


                                          /s/ John M. Larson
                                          --------------------------------------
                                                 John M. Larson